CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Insynergy Products, Inc.

(formerly Insynergy, Inc.)

Studio City, CA

We consent to the use in this Amendment Number 4 to Form S-1 Registration Statement of Insynergy Products, Inc. (formerly Insynergy, Inc.), of our report dated April 17, 2012, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, relating to our audit of the financial statements as of December 31, 2011 and 2010, and to all references to our firm under the caption “Experts” and all other references to our firm which are included in the Prospectus, and are part of this Registration Statement.

/s/

HJ Associates & Consultants, LLP

Salt Lake City, Utah

June 1, 2012